(Exhibit 12)

                          INTERNATIONAL PAPER COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in millions)
                                  (Unaudited)

                                                                                   Nine Months
                                                                                      Ended
                                           For the Years Ended December 31,        September 30,
             TITLE                    1989      1990      1991     1992    1993    1993    1994
- ----------------------------------  --------  --------  --------  ------  ------  ------  ------
A) Earnings before income taxes,
    extraordinary item and
    accounting changes              $1,404.7  $  945.9  $  637.9  $206.1  $500.0  $342.3  $412.0
B) Add: Fixed charges excluding
    capitalized interest               250.4     336.2     380.3   325.3   365.3   270.9   298.4
C) Add: Amortization of previously
    capitalized interest                 8.4       8.6       9.9     9.9    12.2     9.0     9.4
D) Less: Equity in undistributed
    earnings of affiliates              (6.7)     (9.4)    (10.8)  (19.1)  (25.9)  (21.7)  (37.1)
                                    --------  --------  --------  ------  ------  ------  ------
E) Earnings before income taxes,
    extraordinary item, accounting
    changes and fixed charges       $1,656.8  $1,281.3  $1,017.3  $522.2  $851.6  $600.5  $682.7
                                    ========  ========  ========  ======  ======  ======  ======
    Fixed Charges

F) Interest and amortization of
    debt expense                    $  228.7  $  309.5  $  351.1  $297.1  $334.5  $248.7  $268.9
G) Interest factor attributable
    to rentals                          21.7      26.7      29.2    28.2    30.8    22.2    29.5
H) Capitalized interest                 10.9      26.3      36.4    42.0    12.2    10.0    10.5
                                    --------  --------  --------  ------  ------  ------  ------
I) Total fixed charges              $  261.3  $  362.5  $  416.7  $367.3  $377.5  $280.9  $308.9
                                    ========  ========  ========  ======  ======  ======  ======
J) Ratio of earnings to fixed
    charges                             6.34      3.53      2.44    1.42    2.26    2.14    2.21
                                    ========  ========  ========  ======  ======  ======  ======